EXHIBIT 99.1

           Midas, Inc. Announces Share Repurchase Program;
                     Restructures Bank Agreements

    ITASCA, Ill.--(BUSINESS WIRE)--Nov. 9, 2004--Midas, Inc. (NYSE:MDS) announced today that its board of directors has authorized a share repurchase plan to begin in 2005, for up to $25 million in shares.
    There currently are 15.6 million Midas shares outstanding. Midas shares closed at $19.01 on Tuesday. Midas will use cash generated internally over the next several years to purchase shares from time to time in the open market and in privately negotiated transactions, depending on market and business conditions.
    Midas also said it has amended the terms of its credit facility from a group of lenders that it entered in March 2004. The amendments lower required annual principal payments from $10 million to $6 million, reduce interest rates by 50 basis points on both company loans and remove certain restrictive covenants, including one that prevented a share repurchase program. Based on the company's current debt levels, interest on the revolving loan is now payable at LIBOR plus 2.25 percent and interest on the term loan is now payable at LIBOR plus 2.5 percent. At the end of the third quarter, Midas had $20.1 million outstanding on the revolving loan and $56.2 million outstanding on the term loan.
    "The repurchase program and the amendments to our credit facility are evidence of our confidence in the company's growing financial strength as Midas continues its transformation to focus on the profitable franchise retail business," said Alan D. Feldman, Midas president and chief executive officer. "Our capital allocation plan provides for a portion of our free cash flow to be invested in continued debt reduction and growth initiatives, with the balance returned to shareholders through this buyback program."

    Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering and suspension services, as well as maintenance services, tires and batteries at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 1,900 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2003 annual report on Form 10-K and subsequent filings.

    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016